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BARRISTER GLOBAL SERVICES NETWORK, INC.

EXHIBIT 10.7
                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, executed as of the 19th day of December, 2001, by and between William O. Bray (hereinafter called "Employee") residing at 5 Foxshire Court, South Barrington, Illinois 60010, and Barrister Global Services Network, Inc., a Delaware corporation, having its office and principal place of business at 290 Ellicott Street, Buffalo, New York 14203, (hereinafter "Barrister") (the "Parties").

                                   WITNESSETH:

         WHEREAS, Barrister desires to retain the services of Employee as an executive officer of Barrister; and

         WHEREAS, Barrister and the Employee desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between Barrister and the Employee;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound hereto agree as follows:

         1. Term of Employment. Barrister hereby employs Employee and Employee agrees to work for Barrister for a period of approximately five years beginning January 7, 2002 and ending December 31, 2006 ("Employment Term"), which shall expire after December 31, 2006, unless extended in writing by both Barrister and Employee or earlier terminated pursuant to the terms and conditions set forth in this Agreement.

         2. Duties and Responsibilities. Employee shall perform all duties incident to the position of Chief Executive Officer and President, as well as any other duties as may from time to time be assigned by the Board of Directors of Barrister or its designee ("the Board of Directors"), and agrees to abide by all By-laws, policies, practices, procedures or rules of Barrister. Employee may be reassigned or transferred to another management position, as designated by the Board of Directors of Barrister, which may or may not provide the same level of responsibility as the initial assignment, in accordance with the terms and conditions of this Agreement. Employee agrees, as an executive, that during the term of this Agreement, he shall devote his full business time and attention exclusively to the business and affairs of Barrister, and shall use his best efforts, skills, and ability to promote the business of Barrister and perform

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for Barrister such duties as are customarily performed by a management or executive employee having responsibility in such areas, and will accept and perform hereunder such other duties as may be assigned him by the Board of Directors of Barrister. Employee shall have such power and authority as shall reasonably be required to enable him to perform his duties hereunder in an efficient manner; provided that in the exercising of such power and authority and the performance of such duties, he shall at all times be subject to the supervision and direction of the Board of Directors of Barrister.

                  The Board of Directors shall have the right, from time to time, to assign to the Employee additional duties and responsibilities and to delegate to other employees of Barrister duties and responsibilities normally discharged by the Employee. All such assignments and delegations of duties and responsibilities shall be made in good faith and shall not materially affect the general executive character of the work to be performed by the Employee.

                  Employee shall immediately stand for election to the Board of Directors of Barrister and agrees to stand for election each year during his Employment Term and serve as a Director of Barrister if duly elected. However, in the event Employee's employment with Barrister is terminated, for any reason, Employee agrees to resign from the Board of Directors forthwith after termination.

                  Notwithstanding anything to the contrary contained in this Agreement, the Parties agree to renegotiate in good faith the terms of this Agreement should any of the following events occur:

                  (a) The sale of substantially all of Barrister's assets to a single purchaser or group of associated purchasers; or

                  (b) The sale, exchange or other disposition, in one transaction of the majority of Barrister's outstanding shares; or

                  (c) The merger or consolidation of Barrister with another company.

Nevertheless, this Agreement shall remain in effect, unless terminated pursuant to the terms herein, while such renegotiation is pending.

         3.       Remuneration.

         (a) During the Employment Term, the Employee will be paid a salary of $250,000 per annum or at such rate as may be fixed from time to time by the Board of Directors of Barrister (the "Base Salary"), which shall be payable in approximately equal installments at such intervals as Barrister pays

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the salaries of its executive employees. Barrister shall deduct or withhold from such payments, and from all other payments made to the Employee pursuant to this Agreement, all amounts which may be permitted or required to be deducted or withheld under any applicable law now in effect or which may become effective during the term of this Agreement (including but not limited to Social Security contributions and income tax withholdings.) Employee will also be eligible for additional compensation in accordance with an annual incentive compensation plan for the Employee as determined by the Board of Directors at its sole discretion provided, however, that the failure of Barrister to award any such bonus and/or other incentive compensation shall not give rise to any claim against Barrister. Employee performance will be reviewed annually on or about April 1st, starting on April 1, 2003, along with Employee's compensation. The Employee's position, Base Salary and incentive compensation plan for each of Barrister's fiscal years within the period of employment shall be based upon Barrister achieving annual business and financial objectives which shall be determined by the Board of Directors at its sole discretion, however, any increase in compensation shall be limited by and subject to any applicable wage control regulations or guidelines promulgated by the United States Government and made applicable to Barrister.

         (b) It is understood that temporary disability (of ninety (90) days or less in duration) will not result in termination of Employee's employment, during which period of time Barrister's short-term disability policy will apply. After ninety (90) days of disability, Barrister's long term disability policy will apply. The Employee will contribute to Barrister's long term disability policy in accordance with company policy. In the event Employee suffers a long term disability, Barrister will cover the difference, if any, between Employee's Base Salary, net of taxes, and long term disability payments, for a period of one year.

         (c) Employee will be entitled to reimbursement for all reasonable travel and other business expenses incurred by him and approved by Barrister, in accordance with Company policy. Employee will be included in any group life insurance, medical insurance, pension and profit-sharing plans, health care expense reimbursement and other employee benefit programs which Barrister may have in force from time to time for its personnel.

         (d) Employee shall be entitled to four (4) weeks vacation each year, which shall be used as defined by existing corporate policy, except that Employee will be entitled to take vacation during the first year of employment.

         4.       Death and Insurance Benefits.

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         (a)      Life Insurance. Barrister sponsored Group Life Insurance
premiums and accidental and dismemberment premiums are paid by Barrister. The Employee shall receive said Group Life Insurance Coverage equal to twice his annual Base Salary, rounded up to the nearest $100, to a maximum of $500,000. Employee agrees to be responsible for any income tax consequences that he may incur as a result of receipt of this benefit.

         (b) Accidental Death and Dismemberment Insurance. The plan covers the Employee who has an accident either at work or away from work, and as a result of the accident, suffers loss of life, limb or vision. The benefit payments vary based upon the loss incurred. Employee agrees to be responsible for any income tax consequences that he may incur as a result of receipt of this benefit.

         5.       Termination of Employment Due to Illness or Disability.

                  (a) In the event of the permanent disability of Employee rendering him unable to perform the essential functions of his position, with or without reasonable accommodation, for a period likely to exceed six (6) consecutive months or for an aggregate of nine (9) months during any twelve (12) month period as determined by a physician selected by Barrister, Barrister shall have the right to terminate this Agreement upon giving not less than ten
(10) days advance written notice, given after such period, of its intention to terminate Employee as of the date set forth in the notice. In the event a question arises hereunder as to the Employee's capacity to perform his regular duties, Barrister may request the Employee to provide medical documentation indicating his ability to do so. The Employee may be examined by a physician selected by Barrister and such physician's determination shall be final and conclusive and binding on all Parties for the purposes hereof. Upon termination of Employee's employment because such disability, Employee shall be entitled to receive salary benefits and reimbursable expenses owing to Employee through the date of termination. In addition, Barrister shall pay to Employee in each of the first twelve (12) months following the effective date of such termination, a monthly termination payment equal to one twelfth (1/12) of his Base Salary in effect at the time of such termination less any amounts Employee receives as long term disability payments. Barrister shall have no further financial or other obligation to Employee.

                  (b) In the event of Employee's death after such termination on account of such illness or disability, but before Barrister has made all of the payments to which he became entitled as provided for above, Barrister shall make such payments to the Employee's designated beneficiary; or, if the designated beneficiary is not alive at the time of the making of any of such payments, the payments shall be made in equal shares to such of the children of the Employee as shall be surviving at the time of each of such payments; or, if the Employee has no surviving designated beneficiary or children at the

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time of the making of any such payments, then a lump sum payment shall be made to the Employee's estate in accordance with Section 8 of this Agreement.

         6. Termination. If Employee's employment with Barrister is terminated for any reason, other than as set forth in sub-paragraph (c) below, Employee's obligations under Paragraphs 7, 8, 9, 10 and 20 shall survive and continue pursuant to the terms and conditions of this Agreement.

                  (a) Termination of Employment by Barrister. Barrister may, in its sole discretion, terminate Employee's employment at any time, upon giving at least thirty (30) days advance written notice to the Employee of the date when such termination shall become effective. However, if the Employee's employment is terminated by Barrister for Cause (as defined below) prior to the expiration of the Employment Term, no prior written notice shall be required and Barrister shall pay the Employee any compensation or benefits due under this Agreement only to the date of such termination. Cause shall mean the Employee's breach of any provision of this Agreement, material violations of Barrister's corporate policies, intemperate use of alcohol or unlawful drugs or misuse of prescription drugs while engaged in Barrister business, conviction of a felony, conviction of any other crime involving the affairs or interests of the Company, gross violation of any duty or obligation to the Company, or substantial evidence of dishonesty in relation to the property, funds or affairs of the Company or any other employee thereof or any person dealing therewith.

                  If the Employee's employment is terminated for any reason other than Cause (as defined herein), including termination of employment by Employee as set forth in subparagraph (b) below, prior to the expiration of the Employment Term, or this Agreement expires by its terms, Barrister shall pay Employee the equivalent of twelve (12) months of Employee's Base Salary, payable in approximated equal installments at such intervals as Barrister pays the salaries of its executive employees, if, and only if, Employee agrees not to compete against Barrister, in accordance with Section 7 and Exhibit A herein, and Employee signs a valid general release and waiver of all claims against Barrister in a form provided by Barrister. Said payments shall be additional consideration, over and above what may be stated elsewhere in this Agreement, for said agreement not to compete and waiver. Any accrued or event-based incentives due Employee to the date of termination shall be paid to Employee in accordance with Barrister's usual practices for the same.

                  If Employee's employment is terminated for Cause (as defined herein) prior to the expiration of the Employment Term, the agreement not to compete pursuant to Section 7 and Exhibit A shall still apply and Employee agrees to be bound thereby. Notwithstanding the foregoing, Barrister may, at its option and in its sole discretion, pay the equivalent of twelve (12) months of Employee's Base Salary under the same

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terms and conditions as stated in the preceding paragraph. Barrister shall be the sole judge as to whether termination is for Cause or not. Barrister's decision may only be reviewed by a court of competent jurisdiction, in accordance with the terms stated herein, to determine whether the decision was arbitrary and capricious.

                  In the event of Employee's death after such termination, but before Barrister has made all of the payments to which he became entitled as provided for above, Barrister shall make such payments in accordance with
Section 8 of this Agreement.

                  (b)      Termination of Employment by Employee.

                  Employee may terminate this Agreement without cause upon thirty (30) days written notice. If, for any reason, Employee terminates this Agreement within the first twelve (12) months of this Agreement, the Employee shall reimburse Barrister for all costs of relocation incurred by Barrister pursuant to Barrister's Relocation Policy. If, for any reason, Employee terminates this Agreement prior to repaying in full any amounts due Barrister, under any Loan Agreements between Barrister and the Employee or otherwise, Employee agrees that any outstanding principal balance payments and any accrued interest shall be accelerated and shall be repaid in full within 30 days of termination. Barrister shall have a right of set off against any amounts due the Employee by Barrister for any amounts not paid by the Employee pursuant to the terms hereof.

                  (c)      Termination by Death.

                  The Employment Term shall terminate on the date of Employee's death, in which event Employee's salary and benefits owing to Employee through the date of Employee's death shall be paid to his estate in accordance with
Section 8 of this Agreement. Upon termination of employment on account of Employee's death, Barrister shall pay to his estate, in accordance with Section 8 of this Agreement, in each of the first 12 months following the month in which his death occurs, an amount equal to one twelfth (1/12) of his Base Salary in effect at the time of death. In the event this Agreement is terminated on account of Employee's death, prior to Employee repaying in full any amounts due Barrister, under any Loan Agreements between Barrister and the Employee or otherwise, Employee agrees that any outstanding principal balance payments and any accrued interest shall be accelerated and shall be repaid in full within 30 days of termination. Barrister shall have a right of set off against any amounts due the Employee, or his Estate in accordance with this paragraph, by Barrister for any amounts not paid by the Employee pursuant to the terms hereof. Employee's estate will not be entitled to any other compensation under this Agreement.

                  (d)      Change of Duties.

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                  A change in Employee's duties or responsibilities, as provided in Section 2 above, shall not be considered a termination under this Section 6.

         7. Proprietary Information, Non-Competition, Non-Solicitation and Non-Interference. It is understood and agreed that as a condition of his employment by Barrister under this Agreement, the Employee shall be bound by the Employee Inventions, Works of Authorship, Proprietary Rights and Non-Competition Agreement executed simultaneously herewith between the parties, which agreement shall be made a part hereof as Exhibit A to the same extent as if the text of the Exhibit had been fully set forth in the body of this Agreement, except for Sections 15.00 and 15.01 of said exhibit agreement. Employee acknowledges he has read, understands and agrees to abide by the terms including the covenant not to compete contained in Section 12.00 of said Exhibit A and that the employment with Barrister under this Agreement is satisfactory and adequate consideration for his agreement to comply with all of the provisions in Exhibit A. The provisions of this Agreement shall control over any inconsistent provisions in Exhibit A.

         8. Designation of Beneficiary; Lump Sum Payments. A designated beneficiary entitled to receive the benefits payable following the death of the Employee after termination of employment under Sections 5 or 6, shall be named in a written designation filed with the Secretary of Barrister. Such written designation may be revoked or amended by Employee at any time. If no such written designation of beneficiary shall be filed with the Secretary of Barrister, or if the designated beneficiary is not alive at the time of any payment to be made, the same shall be paid in equal shares to such of the children of the Employee as shall be surviving at the time of such payment. If the Employee has no surviving designated beneficiary or children at the time of any payment to be made under Sections 5 or 6 of this Agreement, then the value, commuted (reduced) on the basis of 7% interest compounded annually, of the monthly payments due under such Section 5 or 6 shall be paid to Employee's estate in a lump sum in cash. In determining the eligibility and status of persons entitled to receive payments under Section 5 or 6 of this Agreement, Barrister may rely on its records and the good faith determinations of its officers. In no event shall Barrister be liable to any person for any sums paid to any other persons pursuant to such records and determinations.

         9. Representations and Warranties of Employee. Employee hereby represents and warrants to Barrister as follows: (i) Employee has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of his obligations hereunder; (ii) the execution and delivery of this Agreement by Employee and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which Employee is a party or by which he is or may be bound or subject; (iii) Employee

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is not a party to any instrument, agreement, document, arrangement or other understanding with any person (other than Barrister) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services; and (iv) Employee has fully disclosed all, and has not omitted any, material information concerning Employee's character and background information with the understanding that the Board of Directors is explicitly relying upon said representation. Employee hereby agrees to indemnify and hold Barrister harmless from and against any and all damages, claims, costs and expenses, including reasonable attorneys' fees incurred in defending or opposing a claim, based on or arising, directly or indirectly, from the breach of any agreement or understanding between the Employee and another person or entity or relating to the representations or warranties contained within this paragraph.

         10.      Post Employment Obligations

                  (a)      Company Property.

                  All records, files, lists, including computer generated lists, data, information or materials, drawings, documents, equipment and similar items relating to Barrister's business which Employee shall prepare or receive from Barrister shall remain Barrister's sole and exclusive property. Upon termination of this Agreement, Employee shall promptly return to Barrister all property of Barrister in his possession. Employee further represents that he will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to Barrister. Employee additionally represents that, upon termination of his employment with Barrister, he will not retain in his possession any such software, documents or other materials.

                  (b)      Cooperation.

                  Employee agrees that both during and after his employment he shall, at the request of Barrister, render all assistance and perform all lawful acts that Barrister considers necessary or advisable in connection with any litigation involving Barrister or any director, officer, employee, shareholder, agent, representative, consultant, client or vendor of Barrister.

         11. Assignments. Neither Employee nor any beneficiary designated to receive payments under this Agreement shall have any power to transfer, assign, anticipate, mortgage or otherwise encumber in advance any of the remuneration or other benefits payable hereunder, nor shall such remuneration or other benefits be subject to seizure for the payment of any debts or judgments or any of them or be transferable by operation in law in the event of bankruptcy, insolvency or otherwise.

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         12.      Participation in Other Plans. Nothing in this Agreement shall affect any right which Employee may otherwise have to participate in, or under any other retirement plan or agreement which Barrister may now or hereafter provide.

         13. Binding Agreement. This Agreement shall be binding upon the Parties hereto, their heirs, executors, administrators or successors.

         14. Revocation. This Agreement may be amended or revoked at any time only by mutual written agreement of the Parties.

         15. Cumulative Remedies. Any of the remedies provided for herein shall be in addition to any remedy available to either of the Parties at law or equity.

         16. Savings Clause Whenever possible, each provision of the Agreement shall be interpreted in such a manner as to be enforceable under applicable law. However, if any provision of this Agreement shall be deemed unenforceable under applicable law by a court having jurisdiction, such provision shall be unenforceable only to the extent necessary to make it enforceable without invalidating any of the remaining provisions of this Agreement. Without limiting the foregoing, the Employee acknowledges and agrees that, if any part of the covenants contained in Paragraphs 7, 10 and in Exhibit A, attached, are deemed to be overbroad or void as against public policy, such invalid portion shall be severable from such covenants and, upon such event, the Employee requests that such covenant be reformed ("blue pencilled") to permit Barrister to obtain the maximum permissible benefit from such covenants.

         17. Waiver. Any waiver or consent from Barrister with respect to any term or provision of this Agreement or any other aspect of Employee's conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of Barrister at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to any term or provision of this Agreement or any other aspect of Employee's conduct or employment in no manner (except as otherwise expressly provided herein) shall affect Barrister's right at a later time to enforce any such term or provision.

         18. Notices. All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental

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United States by first class, registered mail, return receipt requested, postage and registry fees prepaid, to the applicable party and addressed as follows:

                  (a)      Barrister:
                           Barrister Global Services Network, Inc.
                           Attn.: Secretary and General Counsel
                           290 Ellicott Street
                           Buffalo, NY 14203

                  (b)      Employee:
                           William O. Bray
                           5 Foxshire Court
                           South Barrington, IL 60010

                  Addresses may be changed by notice in writing signed by the addressee.

         19. New York Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, except for its principles of conflict of laws.

         20. Equitable Relief. Each party acknowledges that any breach or attempted of threatened breach of this Agreement, and in particular, of Section 7 of this Agreement, by Employee may result in immediate and irreparable damage to Barrister, and that in the event of such breach or attempted or threatened breach Barrister shall have, in addition to any and all remedies of law, the right to seek an injunction without bond, specific performance or other equitable relief to prevent the violation of Employee's obligations hereunder.

         21. Venue. Any litigation, shall, at the option of Barrister, be venued in the courts sitting in Erie County, New York. Employee agrees such venue is proper and hereby consents to the personal jurisdiction of such courts.

         22. Entire Agreement. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof. No party shall be bound by any condition, definition, warranty or representation, other than as expressly set forth or provided for in this Agreement, or as may be, on or subsequent to the date hereof, set forth in writing and signed by the party to be bound thereby.

         IN WITNESS WHEREOF, Employee has hereunto set his hand and seal, and Barrister has caused these presents to be executed by its Chairman of the Board of Directors the day and year first above written.

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                           /s/ William O. Bray
                           -------------------
                               William O. Bray

                           BARRISTER GLOBAL SERVICES NETWORK, INC.

                           By /s/ Henry P. Semmelhack
                              -----------------------
                                  Henry P. Semmelhack
                                  Chairman of the Board of Directors

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STATE OF ILLINOIS
COUNTY OF _________

         On the ________ day of _________________, in the year 2001, before me, the undersigned, personally appeared _________________________________________, personally known to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity
(ies), and that by his/her/their signature(s) on the instrument, on the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

                                               _________________________________
                                               Notary Public

STATE OF NEW YORK
COUNTY OF ERIE

         On the ________ day of _________________, in the year 2001, before me, the undersigned, personally appeared _________________________________________, personally known to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity
(ies), and that by his/her/their signature(s) on the instrument, on the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

                                               _________________________________
                                               Notary Public